      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 1, 1998
                                                      REGISTRATION NO. 033-54155
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            ------------------------

                       POST-EFFECTIVE AMENDMENT NO. 1 TO
                                    FORM S-3

                             REGISTRATION STATEMENT

                                     UNDER

                           THE SECURITIES ACT OF 1933

                            ------------------------

                            ENERGY EAST CORPORATION

             (Exact name of Registrant as specified in its charter)

           NEW YORK                 14-1798693
 (State or other jurisdiction    (I.R.S. Employer
              of                  Identification
incorporation or organization)         No.)

                               One Commerce Plaza
                             Suite 2006A-20th Floor
                             Albany, New York 12260
                                 (518) 434-3014

         (Address and telephone number of principal executive offices)

                            ------------------------

           Daniel W. Farley                      Taras G. Borkowsky, Esq.
              Secretary                           Huber Lawrence & Abell
       Energy East Corporation                       605 Third Avenue
          One Commerce Plaza                     New York, New York 10158
        Suite 2006A-20th Floor                        (212) 682-6200
        Albany, New York 12260
            (518) 434-3014
         (Names, addresses and telephone numbers of agents for service)

                            ------------------------

        Approximate date of commencement of proposed sale to the public:
   From time to time after the effective date of the Registration Statement.

                            ------------------------

    If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. /X/

                            ------------------------

    This Post-Effective Amendment No. 1 to the Registration Statement (Registration No. 033-54155) shall become effective upon filing in accordance with Rule 464 under the Securities Act of 1933, as amended.

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
            ADOPTION OF PREDECESSOR ISSUER'S REGISTRATION STATEMENT

    This Post-Effective Amendment No. 1 to Form S-3 is filed by Energy East Corporation (the "Registrant") in order to expressly adopt the statements made by New York State Electric & Gas Corporation ("NYSEG") in its Form S-3 Registration Statement (Reg. No. 033-54155) (the "Registration Statement") in accordance with Rule 414(d) of the Securities Act of 1933, as amended (the "1933 Act"), for all purposes of the 1933 Act and the Securities Exchange Act of 1934, as amended (the "1934 Act"). The Registration Statement relates to shares of Common Stock issuable in connection with NYSEG's Dividend Reinvestment and Stock Purchase Plan (the "Plan"). The NYSEG Common Stockholders, at the 1998 Annual Meeting of Stockholders held on April 29, 1998, approved the Agreement and Plan of Share Exchange (the "Plan of Exchange"), filed as Exhibit 2.1 to the Registrant's Registration Statement on Form S-4, as amended (Reg. No. 333-37997). Pursuant to the Plan of Exchange, each outstanding share of NYSEG Common Stock ($6.66 2/3 Par Value) was exchanged for one (1) share of the Registrant's Common Stock, par value $.01 per share, and NYSEG became a subsidiary of the Registrant. Pursuant to the Plan of Exchange, the shares of NYSEG Common Stock previously issued and outstanding under the Plan were converted into an equivalent number of shares of Common Stock of the Registrant. From and after the effective time of the Plan of Exchange, Common Stock of the Registrant will be used in lieu of NYSEG Common Stock whenever stock is required to be issued in connection with the Plan.

                            ENERGY EAST CORPORATION

                    PROSPECTUS SUPPLEMENT DATED MAY 1, 1998
                     TO PROSPECTUS DATED JUNE 16, 1994 FOR
                         NEW YORK STATE ELECTRIC & GAS
                      CORPORATION'S DIVIDEND REINVESTMENT
                            AND STOCK PURCHASE PLAN

    Effective May 1, 1998 (the "Effective Date"), New York State Electric & Gas Corporation ("NYSEG") was reorganized into a holding company structure pursuant to an Agreement and Plan of Share Exchange (the "Plan of Exchange"). The Plan of Exchange was approved on April 29, 1998 by more than two-thirds of the outstanding NYSEG Common Stock entitled to vote. As part of the reorganization, all outstanding Common Stock of NYSEG was exchanged for Common Stock of Energy East Corporation (the "Company") and NYSEG became a subsidiary of the Company. In addition, the Company assumed responsibility for NYSEG's Dividend Reinvestment and Stock Purchase Plan (the "Plan").

    In assuming responsibility for the Plan, the Company will continue to provide the same rights and benefits provided by NYSEG. Except as set forth in this Prospectus Supplement, references to "New York State Electric & Gas Corporation" or "the Company" in the Prospectus for the Plan dated June 16, 1994 (the "Prospectus") relating to periods from and after the Effective Date should now be read as referring to Energy East Corporation, and references to "Company Common Stock" or "Additional Common Stock" in the Prospectus relating to periods from and after the Effective Date should now be read as referring to Energy East Corporation Common Stock, par value $.01 per share. Checks representing optional cash payments should be made payable to "Energy East, Agent." There have been no other material amendments to the Plan since the date of the Prospectus. The agent for purchasing Common Stock under the Plan remains unchanged. Day-to-day administration of the Plan will continue to be conducted on behalf of the Company by Shareholder Services, which can be reached by mail at P.O. Box 3200, Ithaca, NY 14852-3200 or by telephone at 1-800-225-5643.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES
  COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON
     THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT. ANY
                REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                             AVAILABLE INFORMATION

    The Company and NYSEG are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and file reports, proxy statements and other information with the Securities and Exchange Commission (the "SEC" or "Commission") in accordance with the Exchange Act. You may read and copy any such reports, proxy statements and other information at the SEC's public reference facilities in Washington, D.C., Chicago, Illinois, and New York, New York. The SEC also maintains an Internet web site at "http://www.sec.gov" that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The Company's Common Stock and certain series of Preferred Stock of NYSEG are listed on the New York Stock Exchange (the "NYSE"). You may read and copy any such reports, proxy statements and other information concerning the Company and NYSEG at the office of the NYSE at 20 Broad Street, New York, New York 10005.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

    There is hereby incorporated by reference in this Prospectus Supplement the following document heretofore filed with the Commission:

        1. NYSEG's Annual Report on Form 10-K for the year ended December 31, 1997, filed pursuant to the Exchange Act.

    All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus Supplement and prior to the termination of the offering of the securities offered hereby shall be deemed to be incorporated by reference in this Prospectus Supplement.

    The Company will provide to you without charge, upon written or oral request, a copy of any documents that have been or may be incorporated in this Prospectus Supplement by reference, other than certain exhibits to such documents. Requests should be directed to Mr. D.W. Farley, Secretary, Energy East Corporation, P.O. Box 3200, Ithaca, New York, 14852-3200, telephone number
(607) 347-2506.

                                  THE COMPANY

    The Company was incorporated under the laws of the State of New York on September 23, 1997. The mailing address of the principal executive office of the Company is One Commerce Plaza, Suite 2006A-20th Floor, Albany, New York 12260, and the telephone number is (518) 434-3014.

    NYSEG, the Company's principal operating subsidiary, was organized under the laws of the State of New York in 1852, and is engaged principally in the business of generating, purchasing, transmitting and distributing electricity and purchasing, transmitting and distributing natural gas. The service territory, 99% of which is located outside the corporate limits of cities, is in the central, eastern and western parts of the State of New York. The service territory has an area of approximately 19,800 square miles and a population of 2,400,000. The larger cities in which NYSEG serves both electricity and natural gas customers are Binghamton, Elmira, Auburn, Geneva, Ithaca and Lockport. NYSEG's customer mix is sufficiently diversified so that no customer accounts for 5% or more of either electric or natural gas revenues. For the twelve months ended March 31, 1998, 85% of operating revenues was derived from electric service and 15% from natural gas service. For this period, 88% of operating income before federal income taxes was derived from electric service and the balance from natural gas service.

                            APPLICATION OF PROCEEDS

    Unless shares of Common Stock are purchased directly from the Company, the Company will receive no proceeds from the offering of Common Stock through the Plan. To the extent that any shares of Common Stock are purchased directly from the Company, the Company intends to use the proceeds from the issuance of such shares for general corporate purposes.

                          DESCRIPTION OF COMMON STOCK

    The following statements with respect to the Common Stock, par value $.01 per share, and Preferred Stock, par value $.01 per share, of the Company are summaries of certain provisions of the Company's Restated Certificate of Incorporation ("Charter") setting forth the designations, preferences, privileges and voting powers of such stock and the restrictions or qualifications thereof. The statements herein contained are summaries and reference is made to the Charter for the full provisions.

    GENERAL. The Company's Charter provides that, to the extent permitted by the Business Corporation Law of the State of New York and the Company's Charter, the Board of Directors of the Company is authorized, at any time or from time to time, to establish and designate one or more series of the Company's Preferred Stock and to fix the number of shares and the relative rights, preferences and limitations of each such series.

    DIVIDENDS. Subject to any prior rights of the Company's Preferred Stock, if any should become outstanding, dividends on the Company's Common Stock will be paid if, when and as determined by the Board of Directors of the Company from time to time out of funds legally available therefor.

    VOTING RIGHTS. Holders of the Company's Common Stock are entitled to one vote for each share held by them on all matters submitted to the stockholders of the Company. The Company's Charter provides for the adoption of a plan of merger or consolidation by the affirmative vote of stockholders entitled to cast a majority of the votes entitled to be cast. Holders of the Company's Common Stock do not have cumulative voting rights in the election of directors. The Company's Charter and By-Laws require the affirmative vote of the stockholders entitled to cast three-fourths of the votes entitled to be cast in order for stockholders to alter, amend, repeal, or adopt any provision inconsistent with, certain specified provisions of the Company's By-Laws. The Company's Board of Directors is divided into three classes serving staggered three year terms.

    LIQUIDATION. In the event of any liquidation, dissolution or winding up of the Company, either voluntary or involuntary, after payment or provision for payment shall have been made of the amounts to which the holders of the Company's Preferred Stock shall be entitled under the provisions of any series of the Company's Preferred Stock established by the Board of Directors, the holders of the Company's Common Stock will be entitled, to the exclusion of the holders of the Company's Preferred Stock of any series, to share ratably, according to the number of shares held by them, in all remaining assets of the Company available for distribution.

    PREEMPTIVE AND OTHER RIGHTS. The holders of the Company's capital stock are not entitled to any preemptive rights to subscribe for or purchase any part of any issue, sale or offering of any shares of the Company of any class or series, now or hereafter authorized, or of any options, warrants or rights to subscribe for or purchase any such shares, or of any securities convertible into, exchangeable for, or carrying options, warrants or rights to subscribe for or purchase, any such shares, regardless of whether such issue, sale or offering is for cash, property, services or otherwise. The Company's Common Stock is not subject to redemption or to any further calls or assessments and is not entitled to the benefit of any sinking fund provisions. The shares of the Company's Common Stock to be issued in connection with the Plan when issued will be fully paid and non-assessable.

    LISTING.  The Company's Common Stock is listed on the New York Stock
Exchange.

    TRANSFER AGENT AND REGISTRAR. The Transfer Agent and Registrar for the Company's Common Stock is ChaseMellon Shareholder Services, L.L.C., P.O. Box 590, Ridgefield Park, New Jersey 07660.

                                 LEGAL OPINION

    The validity of the Common Stock issued hereby will be passed upon for the Company by Huber Lawrence & Abell, 605 Third Avenue, New York, New York 10158, General Counsel for the Company.

                                    EXPERTS

    The consolidated balance sheets as of December 31, 1997 and 1996 and the consolidated statements of income, changes in common stock equity, and cash flows for each of the three years in the period ended December 31, 1997, and the related financial statement schedule of NYSEG incorporated in this Prospectus Supplement by reference from NYSEG's Annual Report on Form 10-K are incorporated herein by reference in reliance on the report of Coopers & Lybrand L.L.P., independent accountants, given on the authority of that firm as experts in accounting and auditing.

    Statements made herein and in the documents incorporated by reference in this Prospectus Supplement as to matters of law and legal conclusions have been reviewed by Huber Lawrence & Abell, General Counsel for the Company, and have been made in reliance upon their authority as experts. As of March 31, 1998, a member of the firm of Huber Lawrence & Abell who participated in the preparation of this Prospectus Supplement owned 2,104 shares of NYSEG Common Stock.

                                    PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 16. EXHIBITS.

    See Exhibit Index.

ITEM 17. UNDERTAKINGS

    The Registrant hereby undertakes:

        (1) to file, during any period in which offers or sales are being made of the securities registered hereby, a post-effective amendment to this Registration Statement:

           (i) to include any prospectus required by Section 10(a)(3) of the 1933 Act;

           (ii) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

           (iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

Provided, however, that the undertakings set forth in paragraphs (i) and (ii) do not apply if this Registration Statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the Registrant pursuant to Section 13 or
Section 15(d) of the 1934 Act that are incorporated by reference in this Registration Statement;

        (2) that, for the purpose of determining any liability under the 1933 Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

        (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    The Registrant hereby undertakes that, for purposes of determining any liability under the 1933 Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the 1934 Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to
Section 15(d) of the 1934 Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on the 30th day of April, 1998.

                                ENERGY EAST CORPORATION

                                By:            WESLEY W. VON SCHACK*
                                     -----------------------------------------
                                                      CHAIRMAN

    Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to the Registration Statement has been signed below by the following persons in the capacities indicated on the 30th day of April, 1998.

          SIGNATURE                       TITLE
------------------------------  --------------------------

Principal Executive, Financial
and
Accounting Officer:

    WESLEY W. VON SCHACK*
------------------------------    Chairman and Director
     Wesley W. Von Schack

Directors:

       RICHARD AURELIO*
------------------------------           Director
       Richard Aurelio

      JAMES A. CARRIGG*
------------------------------           Director
       James A. Carrigg

     ALISON P. CASARETT*
------------------------------           Director
      Alison P. Casarett

     JOSEPH J. CASTIGLIA*
------------------------------           Director
     Joseph J. Castiglia

       LOIS B. DEFLEUR*
------------------------------           Director
       Lois B. DeFleur

     EVERETT A. GILMOUR*
------------------------------           Director
      Everett A. Gilmour

        PAUL L. GIOIA*
------------------------------           Director
        Paul L. Gioia

          SIGNATURE                       TITLE
------------------------------  --------------------------
       JOHN M. KEELER*
------------------------------           Director
        John M. Keeler
        BEN E. LYNCH*
------------------------------           Director
         Ben E. Lynch
      ALTON G. MARSHALL*
------------------------------           Director
      Alton G. Marshall
       WALTER G. RICH*
------------------------------           Director
        Walter G. Rich

                      /s/ T.G. BORKOWSKY
           ----------------------------------------
                        T.G. Borkowsky
*By:          (T.G. Borkowsky, Attorney-in-fact)

                                 EXHIBIT INDEX

EXHIBIT NO.
-------------

        4-1    Restated Certificate of Incorporation of the Registrant pursuant to Section 807 of the Business
               Corporation Law of the State of New York filed in the Office of the Secretary of State of the State of New York on April 23, 1998.

        4-2    By-Laws of the Registrant as amended April 23, 1998.

          5    Opinion of Huber Lawrence & Abell with respect to the legality of the securities registered hereunder.

       23-1    Consent of Coopers & Lybrand L.L.P.

       23-2    Consent of Huber Lawrence & Abell. (Included in opinion filed as Exhibit No. 5).

       24-1    Power of Attorney of Directors and Officers.

       24-2    Power of Attorney of Registrant.